EXHIBIT 99.1

                                      CPI
                               AEROSTUCTURES, INC.
                200A Executive Drive - Edgewood, New York 11717
                      (631) 586-5200 - FAX (631) 586-5814

                              FOR IMMEDIATE RELEASE

      CPI AEROSTRUCTURES UPDATES GUIDANCE FOR 2003 FOURTH QUARTER AND YEAR
              2003 CONTRACTS TOTAL $31.1 MILLION, UP 27% FROM 2002

Edgewood, NY - January 16, 2004 -- CPI Aerostructures, Inc. ("CPI") (AMEX: CVU) today announced preliminary revenue estimates for the fourth quarter and year ended December 31, 2003 of $6.3 million and $27 million, respectively. This represents a 5% increase over last year's fourth quarter and a 12.5% increase over the $24 million reported for 2002. While the year-end audit is still underway, the Company expects income from operations for 2003 of approximately $5.8 million, up 16% from $5 million the previous year. In addition, 2003 net income, including non-recurring gains of approximately $2.8 million, is projected at $8.6 million, up 88% from $4.4 million last year. Throughout 2003 CPI utilized a portion of its NOL resulting in no provision for income taxes in the calculation of net income.

Edward J. Fred, President and CEO of CPI Aerostructures commented, "We are pleased with this year's accomplishments, which include double-digit growth in revenue and income, supported by a strong balance sheet. While we are disappointed  in not  achieving  our  $30  million  target,  it was not due to a slowdown in business activity. Under the percentage of completion method of accounting, revenue is derived when material and services are purchased by the Company from subcontractors. During the fourth quarter, the amount of these purchases was less than anticipated, which therefore lowered revenue recognition."

Mr. Fred concluded, "We remain optimistic about the outlook for the Company. Indicative of the healthy business environment in which we are participating, in 2003 CPI was granted 350 new contracts, a 23% increase over last year, and total contract awards for 2003 reached $31.1 million, a 27% increase over 2002. Our business pipeline remains strong as we continue our pursuit of larger contracts for the C-5A Galaxy cargo jet as well as other military aircraft. We remain confident that our longstanding relationship with the military gives us a competitive advantage in the bidding process."

The Company plans to issue its fourth quarter and year-end 2003 results in late March, 2003 at which time management will conduct a conference call to review financial results.

Founded in 1980, CPI Aerostructures is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI provides engineering, technical and program management services. Among the key programs that CPI supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet and the E-3 Sentry AWACS jet.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI's SEC reports, including CPI's Form 10-KSB for the year ended December 31, 2002 and Form 10-QSB for the quarter ended September 30, 2003.

Contact:    Edward Fred                              Investor Relations Counsel
            President & CEO                          The Equity Group Inc.
            CPI Aerostructures, Inc.                 Sarah Torres (212) 836-9611
            (631) 586-5200                           Linda Latman (212) 836-9609
             www.cpiaero.com                         www.theequitygroup.com